November 17, 2005

Michael A. Maltzman, CFO
Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, New Jersey 07726

Re: Continued forbearance regarding default under outsourcing agreement dated August 13, 2004, by and between ALS, LLC and Stratus Services
Group, Inc., as amended (the “Agreement”)

Dear Mr. Maltzman:

As you know, this law firm represents ALS, LLC (“Advantage”) in connection with the Agreement and Advantage’s business relationships with Stratus Services Group, Inc. (“Stratus”). Capital TempFunds (“CTF”) is Stratus’ secured lender under the terms and conditions of a loan and security agreement dated as of December 8, 2000 as amended and modified (the “Secured Loan”). By letters dated July 29, 2005 and August 5, 2005, Advantage has provided Stratus with written notices of its defaults and material breaches of payment obligations due under the Agreement. Stratus has failed to cure the material breaches of payment obligations within two business days of notice and therefore, pursuant to paragraph 3 of the Agreement, Advantage currently has the right to terminate the Agreement. Additionally, as a result of the defaults, Stratus owes to Advantage $1,000.00 per day of payment obligation breach or 24% annual interest on the outstanding amount, compounded daily, or a maximum allowed by law, whichever is higher. We understand that CTF has declared defaults under the Secured Loan, but has entered into a forbearance agreement with Stratus through at least November 23, 2005.

This letter sets forth the terms by which the parties agree to a forbearance of enforcement of existing defaults that have been declared by Advantage as to the Agreement and CTF as to the Secured Loan. Due to the time urgency in getting this letter agreement prepared and executed, the parties agree to enter a more formal agreement if reasonably necessary.

Advantage will forbear from enforcing current defaults under the Agreement, unless a default occurs hereunder, on the following terms and conditions:

1.
On Stratus’ direction which is given hereby, CTF shall wire transfer to Advantage by 6 pm Eastern on November 17, 2005 the sum of $ 2,405,587.15 of the $2,705,587.15 presently owed by Stratus to Advantage pursuant to the terms of the Agreement (which excludes the $600,000 subordinated receivable, which will remain due and owing). The remaining $300,000 shall be paid by wire transfer no later than November 23, 2005.

2.
Conditioned upon timely receipt of the payments required in paragraph 1 above, and as long as payments continue to be timely made in accordance with paragraph 4 below and Stratus is not in payment default hereunder, Advantage will release and fund the payroll associated with the Agreement on November 18, 2005.

3.	Provided that Stratus complies with all the terms of this forbearance agreement, Advantage will continue to perform under the Agreement through November 23, 2005.

4.
Advantage shall invoice to Stratus as to each payroll paid under paragraph 2 above consistent with the Agreement except that such invoices shall have two components: (a) invoices week totaling the amount of $1,100,000 shall be due and payable on or before November 23, 2005 (the “Deferred Amount”); and (b) the remaining amount due under the invoices after deducting $1,100,000 shall be due and payable immediately (the “Immediately Due Amounts”).

5.
Stratus shall repay the Immediately Due Amount by directing CTF, on a daily basis starting Friday, November 18, 2005, to advance and wire transfer to Advantage from available funds under the Secured Loan. Stratus shall provide Advantage with an exact copy of the loan status provided by CTF.

6.	Stratus shall be in default hereunder unless: (i) the Immediately Due Amount is paid in full by November 23, 2005; and (ii) the Deferred Amount is paid in full by November 23, 2005.

7.
Stratus confirms that Advantage is entitled to a $50,000 Forbearance Fee through August 25, 2005, as previously memorialized in the August 12, 2005 letter agreement between Stratus and Advantage. Thereafter, as set forth in the preamble to this letter above, Stratus confirms that Advantage is entitled to $1,000 per day of payment obligation breach or 24% annual interest on the outstanding amount, compounded daily, or a maximum obligation allowed by law, whichever is higher. Amounts for fees and/or interest due from Stratus to Advantage are in addition to the balance due listed above.

8.
Any further default under the Agreement or the Secured Loan shall be a default hereunder, unless specifically stated otherwise herein. A default hereunder or under the Agreement shall entitle Advantage to immediately terminate the Agreement and immediately seek all available remedies. For the term hereof, CTF agrees to give Advantage and Stratus immediate and simultaneous notice of any default by Stratus hereunder of under the Secured Loan. For the term hereof, Advantage agrees to give CTF and Stratus immediate and simultaneous notice of any default by Stratus hereunder or under the Agreement.

9.
CTF shall forbear from exercising its rights under the Secured Loan during the forbearance period pursuant to the separate forbearance agreement, an executed copy of which will be immediately provided to Advantage. Stratus shall provide Advantage with copies of the executed forbearance agreement with CTF. Advantage’s obligation to forbear hereunder shall cease if CTF ceases to forbear under its forbearance agreement and Advantage’s right to cease forbearing hereunder shall constitute Advantage’s sole remedy against CTF.

                HILL, WARD & HENDERSON, P.A.

                s/

                Michael P. Brundage

ALS, LLC	STRATUS SERVICES GROUP, INC.
By: /s/ Jay Wolin	By: /s/ Michael A. Maltzman
Its: CFO	Its: Executive VP & CFO

Acknowledged and consented to by
CAPITAL TEMPFUNDS a division Of Capital Factors LLC
By: /s/ H. Haubner
Its: Sr. Vice President